[Letterhead of JPMorgan Chase Bank, N.A.]

Exhibit 35.1.5.2

SUBSERVICER COMPLIANCE STATEMENT

RE: Citigroup Mortgage Loan Trust Inc. Mortgage Pass-Through Certificates, Series 2007-AR1: This Pooling and Servicing Agreement, is dated and effective as of January 1, 2007, among Citigroup Mortgage Loan Trust Inc., as Depositor, Citimortgage, Inc., as Master Servicer and Trust Administrator, Citibank, N.A. as Paying Agent, Certificate Registrar and Authenticating Agent and U.S. Bank National Association, as Trustee

The undersigned, a duly authorized officer of JPMorgan Chase Bank, National Association, as subservicer (the “Subservicer” per the Mortgage Loan Subservicing Agreement, dated October 1, 2007) pursuant to the Citigroup Mortgage Loan Trust Inc. Mortgage Pass-Through Certificates, Series 2007-AR1 (The “Agreement”), does hereby certify that:

(1)         A review of the activities of the Subservicer during the period from October 1, 2007 to December 3, 2007 and of the performance of the Subservicer under the Agreement has been made under my supervision; and

(2)          To the best of my knowledge, based on such review, the Subservicer has fulfilled all its obligations under the agreement in all material respects throughout such period.

Date: 02/28/2008

JPMorgan Chase Bank,
National Association,
As Subservicer

By: /s/ David Lowman
Name: David Lowman
Title:	Executive Vice President